NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: February 8, 2005

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Closes Record First 2005 Partnership

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) (PDC) today announced that it has closed its first 2005 drilling Partnership with approximately $40 million in subscriptions, the maximum allowed under its registration which makes it the largest PDC Partnership to date. This compares to the first Partnership of 2004 which was closed on April 30, 2004 with $29 million in subscriptions.

PDC CEO Steven R. Williams commented, "Strong energy prices and our Rocky Mountain drilling results are attracting increasing interest in the investment community. We appreciate the confidence of the clients and financial planners who have chosen PDC as an investment opportunity."

Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations. Wells in other areas are also permissible under the partnership agreement. The Company purchases a 20% interest in each partnership.

The Company plans the offering of its second drilling partnership to commence in April with maximum subscriptions of $40 million and the third and final partnership of 2005 later in the year with maximum subscriptions of $35 million.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003. PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597